Exhibit 99.1

DRAFT— FOR DISCUSSION PURPOSES ONLY

GeoMet Announces Receipt of Notice of Termination of Gathering Agreement

Houston, Texas – (May 31, 2007 – GeoMet, Inc. (NASDAQ: GMET) announced today that it has received a notice of termination from Cardinal States Gathering Company (a wholly-owned subsidiary of CNX Gas Corporation, “CNX”), dated May 30, 2007 that Cardinal States had elected to terminate an interruptible gas gathering agreement that provided alternative transportation for GeoMet’s gas production from the Pond Creek field in the Appalachian basin. The noticed termination date is June 30, 2007. Alternative transportation of this gas is available through GeoMet’s 12-mile gathering line, which connects gas sales volumes from the Pond Creek field to the Jewell Ridge lateral pipeline operated by East Tennessee Natural Gas.

As previously announced, GeoMet’s 12-mile gathering line is subject to an interlocutory order that the Circuit Court of Buchanan County, Virginia issued on May 23, 2007, in which the Circuit Court ruled that CNX has the exclusive right to transport gas across a tract of land upon which a portion of GeoMet’s pipeline is located. The Circuit Court’s order is suspended pending GeoMet’s appeal. During the pendency of the appeal filed by GeoMet, GeoMet must comply with certain conditions which include the obligation to deposit into a trust account all net proceeds from any sales of gas transported over the property. In addition to appealing the Circuit Court’s order, GeoMet intends to vigorously pursue other legal remedies.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional oil and gas and coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the GeoMet has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.